CONFIDENTIAL EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Confidential Employment Separation Agreement and Release ("the Agreement") is entered into by and between Dwight Berry (the "Employee"), and Fushi Copperweld, Inc. ("Fushi").

WHEREAS, the Employee separated from employment with Fushi, effective June 7, 2010 ("the Separation Date"), and;

WHEREAS, both Fushi and the Employee desire to enter into this Agreement to finally resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which the Employee may have relating to the Employee's employment with and separation from employment with Fushi. In exchange for Fushi's providing these benefits, the Employee agrees to forego all potential legal claims and rights relating to the Employee's employment with and separation from Fushi.

NOW, THEREFORE, in consideration of the mutual promises set forth below, and intending to be legally bound, Fushi and the Employee agree as follows:

1. Separation of Employment; Separation Benefits. On or after the Effective Date, as defined in Paragraph 13 of this Agreement, Fushi will provide the Employee with the separation benefits set forth in the document that is attached to this Agreement as Exhibit A entitled Confidential Employment Termination Letter and dated June 7, 2010. The Confidential Employment Termination Letter is incorporated into this Agreement for construction and enforcement purposes. No payment shall be owed or due under this Agreement or the Confidential Employment Termination Letter until the expiration of the revocation period set forth herein and only if this Agreement has been executed and not revoked. Fushi shall issue the first installment payment within fifteen (15) business days of the expiration of the revocation period.

2. Termination. The Executive Employment Agreement between Employee and Fushi, executed on May 28, 2008, is terminated, except that the parties expressly agree that the obligations set out in Paragraphs 14, 15, 16 and 17 of that Executive Agreement shall survive termination of the Executive Agreement. The Parties acknowledge and agree that the severance and other benefits provided for in this Agreement are provided in settlement of any potential claims Employee may have against any of the Released Parties. In addition, Employee releases Fushi from any obligations or responsibilities arising from or relating to Paragraph 26 of the Employment Agreement. Employee further acknowledges and agrees that Fushi has not made any representation regarding the applicable tax treatment of any compensation or benefits provided herein and that Employee should consult with his tax advisor for any possible tax implication or treatment of such compensation and benefits. Employee further acknowledges and agrees that the Employee is solely responsible for any taxes, penalties, or fines he may owe as a result of any payments or benefits provided under this Agreement.

3. Release. The Employee hereby releases Fushi, Copperweld Bimetallics, LLC, Copperweld Bimetallics UK, Ltd., and any other entity affiliated with Fushi as well as their respective subsidiaries, predecessors, successors, affiliates, and assigns, and the shareholders, directors, officers, employees, and agents of the foregoing (hereinafter also referred to

collectively as "the Released Parties"), from any and all rights and claims that arose prior to the Employee's signing of this Agreement and that involve or in any way relate to the Employee's employment with Fushi or the termination of that employment. The rights and claims that the Employee hereby releases include, but are not limited to, any and all rights and claims arising under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Employee Retirement Income Security Act (ERISA) (except claims for vested benefits), the Fair Labor Standards Act (FLSA), and any other federal, state, or local law or regulation, and any and all claims for wrongful or unjust discharge or breach of contract or promise, express or implied.

4. Covenant Not to Sue. The Employee shall not file a lawsuit, request arbitration or assert any claims that are released in this Agreement. This release shall not constitute a release of any claims for breach of this Agreement, nor shall it bar a lawsuit by the Employee to enforce the terms of this Agreement. While Employee does not give up the right to file a Charge of Discrimination with the Equal Employment Opportunity Commission, the Employee expressly waives and releases any right to obtain monetary relief relating to such a charge or subsequent lawsuit filed by the Equal Employment Opportunity Commission.

(a) In the event that the Employee brings an action against any of the Released Parties based on any claim released in this Agreement, the Released Parties may, at their option, and as applicable (i) stop making payments that would otherwise have been due under this Agreement; (ii) demand the return of any payments that have been made under this Agreement; (iii) plead this Agreement in bar to any such action; (iv) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys' fees.

(b) In the event that the Released Parties breach this Agreement, the Employee will be entitled to bring an action for breach of this Agreement, but not for any claims released in this Agreement. In the event that the Released Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs and reasonable attorneys' fees.

5. Post-Employment Covenants. Employee specifically agrees to be bound and abide by all post-employment covenants set forth in his Employment Agreement including, but not limited to, the covenants set forth in Paragraphs 14, 15, 16, and 17 of the Employment Agreement. Employee represents that he has reviewed such covenants, including the non-competition covenant and that he will fully comply with such provisions. Such provisions are specifically incorporated into this Agreement for reference and enforcement purposes.

6. Confidentiality. The Employee shall keep the details of this Agreement and the Confidential Employment Termination Letter in strict confidence, and he shall not disclose or discuss those details to anyone except members of the Employee's immediate family, the Employee's attorney, and the Employee's tax advisor. The Employee further agrees and understands that he shall ensure that these individuals also maintain the confidentiality of this Agreement and the Confidential Employment Termination Letter.

7. Notification of Subpoena/Court Order. The Employee shall not voluntarily assist a party opposing any of the Released Parties in any present, potential, or future legal proceedings by or against any of the Released Parties. The Employee shall not provide information to a party opposing the Released Parties in any present, potential, or future legal proceedings by or against the Released Parties, except only pursuant to and to the extent required by subpoena or order of court. The Employee agrees that, if he is served with a subpoena or order of court relating in any way to the business of any of the Released Parties, he shall immediately notify Fushi of the Employee's receipt of that subpoena or order and shall immediately provide Fushi with a copy of such subpoena or order of court.

8. Nondisparagement. The Employee shall not directly or indirectly disparage any of the Released Parties, or their products or services, or engage in any communications which could cause injury to or harm the business or reputations of the Released Parties.

9. Fushi Property. The Employee acknowledges that the information, observations, data, and knowledge about business matters involving Fushi or any of the other Released Parties which the Employee obtained during the course of the Employee's employment with Fushi, and which are not generally known to the public, constitute Fushi's and/or the other Released Parties' confidential, proprietary, and trade secret information (the "Confidential Information"). The Confidential Information includes, but is not limited to, corporate information, including contractual arrangements, plans, locations, strategies, tactics, potential acquisitions or business combinations, or joint venture possibilities, policies, and negotiations; marketing information, including sales, purchasing, and inventory plans, strategies, tactics, methods, customers, advertising, promotion or market research data; financial information, including operating results and statistics, cost and performance data, projections, forecasts, investors, and holdings; and operational information, including trade secrets, secret formulas, control and inspection practices, accounting systems and controls, computer programs and data, personnel lists, resumes, personal data, organizational structure, and performance evaluations. The Employee further acknowledges that the disclosure or use of all or any of the Confidential Information by any party other than Fushi and/or the other Released Parties would have an immediate, material, and adverse effect on Fushi and/or the other Released Parties. The Employee further acknowledges that under statutory and common law he is prohibited to use or disclose, without Fushi's prior written consent, any Confidential Information. The Employee agrees that he shall abide by the Employee's statutory and common law obligations not to use or disclose any of the Confidential Information and further agrees that he shall not take any action that is injurious to Fushi or any of the other Released Parties.

10. No Admission. Fushi believes that, in its employment of and termination of the employment of the Employee, it and the other Released Parties acted lawfully and fairly. The Employee expressly acknowledges and agrees that by offering this Agreement or by entering into this Agreement, Fushi and the other Released Parties are not admitting that Fushi or any of the other Released Parties unlawfully terminated the Employee or otherwise treated the Employee in any way unlawfully, discriminatorily, wrongly, or unfairly.

11. Review by Legal Counsel. Fushi hereby advises the Employee that he should consult with an attorney before signing this Agreement.

12. Consideration Period. The Employee hereby acknowledges that the Employee received this Agreement on June 7, 2010. The Employee shall have a period of 21 days after the Employee's receipt of the Agreement, within which to review, consider, and sign the Agreement. If the Employee wishes to enter into this Agreement, the Employee must sign the Agreement, have the Employee's signature witnessed, and return the Agreement to Eddie Hall, Fushi Copperweld, 254 Cotton Mill Road, Fayetteville, TN 37334, no later than 5:00 p.m. on June 29, 2010. If the Employee fails to return the signed and witnessed Agreement to Fushi by 5:00 p.m. on June 29, 2010, the offer of separation benefits set forth in the Confidential Employment Termination Letter and incorporated herein shall be null and void.

13. Revocation Period. The Employee shall have a period of 7 days following the Employee's signing of this Agreement, within which to change the Employee's mind and revoke the Agreement. If the Employee wishes to revoke the Agreement after signing the Agreement, the Employee must provide written notice of that revocation to Eddie Hall (address above) no later than the 8th day after signing the Agreement (the "Effective Date"). This Agreement shall become effective and enforceable after the expiration of seven days after the Employee has signed the Agreement, provided that the Employee has not revoked the Agreement during that seven-day period.

14. Review of Agreement. The Employee hereby represents that he has had an opportunity to review and discuss the terms and meaning of this Agreement with his legal counsel, that he understands the terms and meaning of the Agreement, and that he is entering into the Agreement freely and voluntarily.

15. Severability. If any provision of this Agreement or any application of this Agreement is held to be invalid by a court of competent jurisdiction, the invalidity of that provision or application shall not affect the validity or enforceability of any other provision or application of this Agreement.

16. Governing Law. This Agreement shall be governed by, and shall be interpreted in accordance with, the internal law, and not the law of conflicts, of Tennessee.

17. Injunctive Relief. The Employee acknowledges and agrees that the remedy at law available to Fushi for breach by the Employee of any of the Employee's obligations under this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, the Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which Fushi may have at law, in equity or under this Agreement, upon adequate proof of the Employee's violation of any provision of this Agreement, Fushi shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach without the necessity of proof of actual damages.

18. Headings and Captions. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The term "including" is used in this Agreement to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

19. Multiple Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original and all of which shall be part of the same Agreement. Furthermore, facsimile reproductions of original signatures shall be deemed binding for purpose of enforcement and execution of this Agreement.

20. Construction and Interpretation. The Parties agree that any rule of construction by which terms of an agreement are construed against the drafter of the agreement shall not apply to any interpretation of this Agreement.

21. Entire Agreement; No Representations. This Agreement, including the Confidential Employment Termination Letter, represents the entire agreement between the Employee and Copperweld. The Released Parties have made no written or oral representations or promises to, or agreements with, the Employee other than the promises and agreements of Copperweld that are set forth in this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Confidential Employment Separation Agreement and Release on the dates indicated below.

[signature]	FUSHI COPPERWELD, INC.
Employee's Signature	
Dwight T. Berry	By: [signature]
Employee's Printed Name	Name
[signature]	[handwritten]
Witness	Title
6/28/10	6/30/10
Date	Date

Provided to Employee on June 7, 2010.

RECEIVED

JUN 29 2010

FUSHI COPPERWELD

Joseph J. Longever
Co-Chief Executive Officer
931.433.0484

**Confidential Employment Separation Letter
with Revisions to: Section 3 (Separation Allowance)
and Section 7 (Stock Options)**

June 25, 2010

Mr. Dwight Berry
5058 Bethesda Road
Crystal Springs, MS 39059

Dear Dwight:

You have been informed that your employment with Fushi Copperweld ("Copperweld") has been terminated effective June 7, 2010. In accordance with Paragraph 12 of your Executive Employment Agreement, Copperweld agrees to pay you the following amounts in exchange for your entering into the Confidential Employment Separation Agreement and Release ("the Agreement") that is enclosed.

1. **Separation of Employment** – Your last day of work is June 7, 2010 and the effective date of termination is June 7, 2010. You will receive your regular base salary, less withholdings required by law and standard deductions, through June 15, 2010.

2. **Pro Rata Bonus Payment for 2010** – Any Executive Bonus due will be decided upon and executed by the Fushi Copperweld Board of Directors first quarter 2011 and if awarded, prorated for 2010.

3. **Separation Allowance** — Copperweld will pay you a Severance Allowance equal to (i) six (6) months of continued base salary, less all deductions for taxes and other purposes, which may be required by law and (ii) 50% of the average annual cash bonus payments paid by Copperweld to you during the preceding three (3) fiscal years. The Separation Allowance will be paid in six (6) substantially equal monthly payments. No payment shall be owed or due until the expiration of the revocation period set forth in the Confidential Employment Separation Agreement and Release (the "Agreement") and only if the Agreement has been executed and not revoked. Fushi shall issue the first installment payment that may be due within fifteen (15) business days of the expiration of the revocation period.

Separation Allowance	
6 Months Continued Base Pay	$75,000.00 (gross)
50% Preceding 3 Fiscal Years Average Annual Cash Bonus Payment	$ 9,250.00 (gross)
Monthly Payment	$14,041.67 (gross)

Joseph J. Longever
Co-Chief Executive Officer
931.433.0484

4. **Vacation Allowance** – You will be compensated for any unused 2010 vacation, less withholdings required by law, in your June 30, 2010 pay.

Unused 2010 Vacation - (3 Weeks)	$8,653.85 (gross)

5. **Copperweld Savings Plan** – You did not elect to participate in the Copperweld Savings Plan.

6. **Continued Health Insurance Participation**

(a) You did not elect to enroll in the Copperweld Health or Dental Coverage or Flexible Spending Account benefits; however, you and any covered dependents are covered by Copperweld's Employee Assistance Program (EAP). By virtue of Employee's separation from employment, Employee acknowledges that his and any covered dependents' coverage under Fushi's group employee assistance plan or any other group employee assistance plan offered by any entity affiliated with Fushi in which Employee or any covered dependent participates ends effective June 30, 2010. Thereafter, subject to the terms and conditions of the employee assistance plan and any applicable policies, the Employee, along with any eligible covered dependent, are entitled to continue their respective coverage for up to 18 months, under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If Employee elects to continue such coverage under the applicable health and dental insurance plan, the effective date of the beginning of such continuation coverage is July 1, 2010.

(b) If the Employee elects to continue employee assistant coverage under Fushi's plan, the Employer shall pay all premiums for such coverage for a period of 6 months from the date of his separation from employment.

(c) After the initial 6-month period, effective December 31, 2010, Employee may continue his and/or his covered dependents' coverage for the remainder of the 18-month maximum coverage period, or through December 31, 2011. If the Employee elects to continue coverage during this time period, the Employee shall pay all premiums for such coverage in an amount equal to 102% of the total cost of premiums incurred by Fushi for such coverage. This amount may change each Plan year.

(d) In accordance with the provisions of COBRA, continuation coverage will be terminated before the end of the maximum period if any required premium is not paid on time, if a qualified beneficiary becomes covered under another group plan that does not impose any pre-existing condition exclusion for a pre-existing condition of the qualified beneficiary, if a covered person enrolls in Medicare, or if the employer ceases to provide any group plan for its employees. Continuation coverage may also be terminated for any reason the Plan would terminate coverage of participant or beneficiary not receiving continuation coverage (such as fraud). Additional information regarding continuation coverage will be provided in a separate COBRA continuation notice.

Joseph J. Longever
Co-Chief Executive Officer
931.433.0484

7. **Stock Options**

a. The Company hereby acknowledges that you were granted and are the holder of non-qualified options to purchase 38,000 shares of common stock of the Company, of which options for 11,750 shares have vested and provided that you do not revoke this Agreement pursuant to Paragraph 5 in the Confidential Employment Separation Agreement and Release, the unvested option for 3,750 shares due to vest June 30, 2010 shall be deemed to have immediately vested as of your Separation Date. Options for the remaining 22,500 shares have not vested.

VESTED SHARES VESTING SCHEDULE

Grant Date	Number of Shares	Vesting Date	Exercise Price per Share	Expiration Date
01/21/2009	2,000	03/31/2009	$4.95	03/31/2012
01/21/2009	2,000	06/30/2009	$4.95	06/30/2012
01/21/2009	2,000	09/30/2009	$4.95	09/30/2012
01/21/2009	2,000	12/31/2009	$4.95	12/31/2012
01/26/2010	3,750	03/31/2010	$8.61	03/31/2015
01/26/2010	3,750	**06/07/2010**	$8.61	06/30/2015
	15,500	**← Total Vested Shares**		

b. Any and all such options held by you may be exercised by you on a "Cashless" basis (as defined below) until their expiration date. For the purposes of this Agreement, a "Cashless Exercise" shall mean an exercise pursuant to the following provisions which shall be added as an amendment to each vested option held by you:

Cashless Exercise. In lieu of exercising this Option for cash, Optionee may elect to receive, without the payment by the Optionee of any additional consideration, Common Stock equal to the value of this Option (or the portion thereof being canceled) by surrender of this Option at the principal office of the Corporation together with the Notice of Exercise attached hereto indicating such election, in which event the Corporation shall issue to the Holder hereof a number of shares of Common Stock computed using the following formula:

$$X = \frac{Y(A - B)}{A}$$

Where: X = The number of shares of Common Stock to be issued to the Optionee pursuant to this cashless exercise.

Y= The number of shares of Common Stock in respect of which the net issue election is made.

A= The last trade price as reported by Bloomberg, LLP of one share of Common Stock on the trading day the date the net issue election is made.

B= The Exercise Price (as adjusted to the date of the cashless exercise).

FUSHI COPPERWELD

Joseph J. Longever
Co-Chief Executive Officer
931.433.0484

8. **Continuation of Company-Paid Basic Life and Basic AD&D** – Subject to the terms of the Plan and the basic life insurance and basic accidental death and dismemberment insurance policies, your life and accidental death and dismemberment insurance coverage may terminate on the date of your separation from employment. However, you may be eligible to convert your group basic life and basic accidental death and dismemberment insurance coverage to an individual policy. A conversion notice is enclosed. Subject to the terms and conditions of the plan and policy of insurance, you must apply for a conversion policy within 31 days of the date your coverage ended. If you elect to convert any life or AD&D insurance policy to an individual policy, the Employee shall pay all premiums for such insurance coverage.

9. **Other Benefit Plans** – Your Business Travel Accident Plan, Salary Continuance Plan, Accident and Sickness Plan, and Long-Term Disability Plan will be discontinued effective June 7, 2010.

10. **Company Property** – You shall return all company property to Fushi as soon as possible, but no later than June 7, 2010.

11. **Outstanding Advances** – Any outstanding advance moneys will be deducted from your severance pay unless full reimbursement is received from you by June 15, 2010.

If you accept this separation package offer, please sign and date the two original Confidential Employment Separation Agreement and Release documents, in the spaces provided, and return them in the enclosed self-addressed, stamped envelope. To accept the offer, you must sign and return the documents by no later than June 29, 2010. Copperweld will then execute the documents and return an original to you.

Sincerely,

Joseph J. Longever
Fushi Copperweld, Inc.
Co-Chief Executive Officer

Sincerely,

William E. Hall
Fushi Copperweld, Inc.
Human Resources Manager